As filed with the Securities and Exchange Commission on November 6, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Crescent Biopharma, Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	06-1686563 (I.R.S. Employer Identification No.)

Crescent Biopharma, Inc.
300 Fifth Avenue
Waltham, MA 02451
(Address of Principal Executive Offices, including Zip Code)

Crescent Biopharma, Inc. 2025 Stock Incentive Plan
Crescent Biopharma, Inc. 2025 Employee Stock Purchase Plan
Crescent Biopharma, Inc. 2024 Equity Incentive Plan
Crescent Biopharma, Inc. 2025 Employment Inducement Incentive Award Plan
(Full title of the plan)

Barbara Bispham
General Counsel and Corporate Secretary
Crescent Biopharma, Inc.
300 Fifth Avenue
Waltham, MA 02451

(Name, address, and telephone number, including area code, of agent for service)
With a copy to:

Peter Handrinos Wesley Holmes Latham & Watkins LLP 200 Clarendon Street Boston, MA 02116 (617) 880-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
On June 13, 2025, Crescent Biopharma, Inc. (formerly known as GlycoMimetics, Inc., a Delaware corporation) (the “Registrant”), completed a business combination (the “Merger”) with Crescent Biopharma Operating Company, LLC (formerly known as Crescent Biopharma, Inc.) (“Pre-Merger Crescent”), pursuant to an Agreement and Plan of Merger and Reorganization, dated as of October 28, 2024 and amended as of February 14, 2025 and April 28, 2025, by and among the Registrant, Gemini Merger Sub Corp., Gemini Merger Sub II, LLC and Pre-Merger Crescent. On June 16, 2025, the Registrant changed its jurisdiction of incorporation from the State of Delaware to the Cayman Islands pursuant to a plan of conversion.
This Registration Statement on Form S-8 is being filed by the Registrant, relating to (i) 2,345,962 ordinary shares, $0.001 par value per share, of the Registrant (the “Shares”) issuable under the Crescent Biopharma, Inc. 2025 Stock Incentive Plan (as amended and restated, the “2025 Plan”), (ii) 195,497 Shares issuable under the Crescent Biopharma, Inc. 2025 Employee Stock Purchase Plan (as amended and restated, the “ESPP”), (iii) 3,684,330 Shares issuable under the Crescent Biopharma, Inc. 2024 Equity Incentive Plan (as amended, the “2024 Plan”) pursuant to outstanding stock options to purchase shares of common stock of Pre-Merger Crescent that were assumed by the Registrant and converted into stock options to purchase Shares in connection with the Merger, and (iv) 1,250,000 Shares issuable under the Crescent Biopharma, Inc. 2025 Employment Inducement Incentive Award Plan (the “Inducement Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.
The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Company will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof; provided, however, that any portion of such documents containing financial statements of the Registrant prior to the Merger shall not be so incorporated in accordance with Rule 15-01(e) of Regulation S-X:
(a)the Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on May 14, 2025 relating to the Registrant’s Registration Statement on Form S-4 originally filed with the Commission on February 13, 2025
(b)the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the Commission on May 14, 2025, for the quarterly period ended June 30, 2025, filed with the Commission on July 31, 2025, and for the quarterly period ended September 30, 2025, filed with the Commission on November 6, 2025;
(c)the Registrant’s Current Reports on Form 8-K filed with the Commission on January 31, 2025, February 14, 2025, February 25, 2025, April 29, 2025, May 30, 2025, June 6, 2025 (Item 5.07 and Item 8.01 only), June 18, 2025 (all items except Item 7.01), and July 31, 2025 (Item 5.02 only); and

(d)the description of the Company's ordinary shares, $0.001 par value per share, contained in the Company’s Registration Statement on Form 8-A12B/A, filed with the Commission on November 6, 2025, together with any amendment or report filed with the Commission for the purpose of updating such description.
In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant has disclosed or discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.
Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
 Not applicable.
Item 5.    Interests of Named Experts and Counsel.
 Not applicable.
Item 6.    Indemnification of Directors and Officers.
The Companies Act (as amended) of the Cayman Islands does not restrict the authority of a Cayman Islands exempted company to indemnify its directors, officers, employees or agents. The Registrant’s memorandum and articles of association (the “Articles”) provide that no Indemnified Person (as defined below) shall be liable: (a) for the acts, receipts, neglects, defaults or omissions of any other director or officer or agent of the Registrant; or (b) for any loss on account of defect of title to any property of the Registrant; or (c) on account of the insufficiency of any security in or upon which any money of the Registrant shall be invested; or (d) for any loss incurred through any bank, broker or other similar person; or (e) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or (f) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution of discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto; unless the same shall happen through such Indemnified Person’s own actual fraud, willful default or willful neglect as determined by a court of competent jurisdiction.
The Articles provide that, to the fullest extent permitted by law, every director (including any alternate director appointed pursuant to the provisions of the Articles), secretary, assistant secretary, or other officer (but not including the Registrant’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Registrant against all actions or proceedings whether threatened, pending or completed, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud, willful default or willful neglect as determined by a court of competent jurisdiction, (i) in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment), (ii) in the execution or discharge of his or her duties, powers, authorities or discretions, or (iii) in respect of any actions or activities undertaken by an Indemnified Person provided for and in accordance with the provisions set out above (inclusive) including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending or otherwise being involved in, (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Each shareholder waives any claim or right of action they might have, whether individually or by or in the right of the Registrant, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for the Registrant; provided that such waiver shall not extend to any matter in respect of any actual fraud, willful default or willful neglect which may attach to such director or officer.
The Registrant will pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under the Articles or otherwise.
The Registrant has entered into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers with certain indemnification and advancement of expenses by the Registrant in connection with actions or proceedings arising out of their service as directors or officers of the Registrant or service to other entities at the Registrant’s request, on the terms and subject to the conditions set forth therein.
The Registrant currently carries liability insurance for its directors and officers. One of the Registrant’s directors, Peter Harwin, is also indemnified by his employer with regard to his service on the Registrant’s board of directors.
The 2025 Plan provides that no member of the compensation committee (or other committee acting as administrator of the 2025 Plan) shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of such committee nor for any mistake of judgment made in good faith, and the Registrant shall indemnify and hold harmless each member of the committee and each other employee, officer or director of the Registrant to whom any duty or power relating to the administration or interpretation of the 2025 Plan may be allocated or delegated, against any cost or expense or liability arising out of any act or omission to act in connection with the 2025 Plan, unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the board of directors of the Registrant shall be required for the payment of any amount in settlement of a claim against any such person.
The 2024 Plan provides that no director or person acting pursuant to the authority delegated by the board of directors of the Registrant shall be liable for any action or determination relating to or under the 2024 Plan made in good faith.
Item 7.    Exemption from Registration Claimed.
 Not applicable.

Item 8.    Exhibits.

Exhibit No.	Exhibit Description

4.1	Cayman Memorandum and Articles of Association (incorporated by reference to Exhibit 3.4 of the Registrant’s Current Report on Form 8-K, filed with the Commission on June 18, 2025).
5.1*	Opinion of Walkers (Cayman) LLP.
23.1*	Consent of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm.
23.2*	Consent of Walkers (Cayman) LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
99.1	Crescent Biopharma, Inc. 2025 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 of the Registrant’s Current Report on Form 8-K, filed with the Commission on June 18, 2025).
99.2*	Form of Grant Notice for Stock Option and Standard Terms and Conditions for Stock Options under the Crescent Biopharma, Inc. 2025 Stock Incentive Plan (Directors).
99.3*	Form of Grant Notice for Stock Option and Standard Terms and Conditions for Stock Options under the Crescent Biopharma, Inc. 2025 Stock Incentive Plan (Employees).
99.4	Crescent Biopharma, Inc. 2025 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 of the Registrant’s Current Report on Form 8-K, filed with the Commission on June 18, 2025, 2025).
99.5
Crescent Biopharma, Inc. 2024 Equity Incentive Plan, as amended by the First Amendment dated May 7, 2024, the Second Amendment dated December 27, 2024, the Third Amendment dated January 13, 2024, the Fourth Amendment dated March 15, 2025, the Fifth Amendment dated April 1, 2025, and the Sixth Amendment dated April 14, 2025 (incorporated herein by reference to Exhibit 10.36 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the SEC on April 28, 2025).

99.6
Form of Stock Option Agreement under Crescent Biopharma, Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.39 of Registrant’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on May 12, 2025).

99.7
Crescent Biopharma, Inc. 2025 Employment Inducement Incentive Award Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on November 6, 2025).

107.1*	Filing Fee Table.
* Filed herewith.
Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, on the 6th day of November, 2025.

CRESCENT BIOPHARMA, INC.

By:	/s/ Joshua Brumm
Name:	Joshua Brumm
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joshua Brumm, Richard Scalzo, and Ryan Lynch and each of them (with full power to each of them to act alone), the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joshua Brumm Joshua Brumm	Chief Executive Officer and Director (principal executive officer)	November 6, 2025
/s/ Richard Scalzo Richard Scalzo	Chief Financial Officer (principal financial officer)	November 6, 2025
/s/ Ryan Lynch Ryan Lynch	Senior Vice President, Finance and Chief Accounting Officer (principal accounting officer)	November 6, 2025
/s/ Peter Harwin Peter Harwin	Chairman of the Board	November 6, 2025
/s/ Alexandra Balcom Alexandra Balcom	Director	November 6, 2025
/s/ Susan Moran Susan Moran	Director	November 6, 2025
/s/ Jonathan Violin Jonathan Violin	Director	November 6, 2025
/s/ David Lubner David Lubner	Director	November 6, 2025